Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, Chief Executive Officer
November 4, 2015		703-584-3400

Cardinal Financial Corporation Announces Bernard H. Clineburg to assume Executive Chairman Role

Cardinal Financial Corporation (NASDAQ: CFNL) (“Cardinal”) announces today that effective in January 2016, Bernard H. Clineburg will become Executive Chairman of the Board of Directors for both Cardinal Financial Corporation and Cardinal Bank (“the Companies”).  Christopher W. Bergstrom will be appointed Acting President and Chief Executive Officer of the Companies reporting to Clineburg.

As Executive Chairman, Clineburg will focus on ensuring a seamless transition in leadership along with corporate strategy and mergers and acquisitions.  Bergstrom will be responsible for the day to day management of the Companies.  Mr. Clineburg will remain Principal Executive Officer.

Adjustments to contractual compensation will be determined at a later date prior to the effective date of the transition.  The Compensation Committee of the Board of Directors will work with its external compensation consultant on these adjustments.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of some of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with and furnished to the Securities and Exchange Commission.  The Company has no obligation and does not undertake to update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $3.88 billion at September 30, 2015, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, Virginia and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.